AGREEMENT

     THIS AGREEMENT is made as of the day of September 30, 2002, between Ucino ("Ucino") and Jitsource, LLC. ("Jitsource")

W I T N E S S E T H:

        WHEREAS, Ucino has a note receivable dated December 2, 2001 from Jitsource in the amount of $84,000 plus interest which is due December 2, 2003; and

        WHEREAS, Jitsource has a note receivable dated December 20, 2001 from Padma Ventures in the amount of $45,000 plus interest with payments on such note commencing February 2003 and ending February 2007.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, Ucino and Jitsource agree as follows:

         1.     Ucino has agreed to accept the notice receivable that Jitsource has from Padma Ventures in full satisfaction of the note receivable that Ucino has from Jitsource. Jitsource agrees to assign its note receivable from Padma Ventures in return for such satisfaction.

         2.     This agreement shall be governed by and any questions arising hereunder shall be construed and interpreted according to the laws of California, United States of America.

         3.     All notices referred to herein shall be deemed to be sufficiently given if in writing and sent by United States registered or certified mail, return receipt requested, to Ucino or to Jitsource, as the case may be, at their respective business addresses first hereinabove given or at such other address or addresses as either party shall hereafter designate by written notice.

         4.     Except as otherwise provided herein, this Agreement may be amended only by an instrument in writing executed by Jitsource and Ucino.

         5.      This Agreement and all Schedules attached hereto embody the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements among the parties relating to the subject matter hereof.

         6.     No waiver by any party of any breach or default by any other party of nay such other party's obligations under this Agreement shall be deemed to be a waiver of any other breach or default of the same or any other nature. No failure by nay party on any one or more occasions to exercise any rights or remedy provided in this Agreement shall preclude the exercise of such right or remedy on any other occasion.

         7.     This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         8.     This Agreement shall be binding on the parties hereto, their successors and assigns.

        IN WITNESS WHEREOF, the parties have hereunto set their hands the days and year first above written.

ATTEST:	UCINO By: /s/ Geral Calame
ATTEST:	JITSOURCE LLC By: /s/ Akhee Rahman